Exhibit 99

Marine Products Corporation Reports Second Quarter 2008 Financial Results

ATLANTA, July 23, 2008 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2008.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, SSX Sportdecks, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2008, Marine Products generated net sales of $55,734,000, a 17.9 percent decrease compared to $67,869,000 last year.  The decrease in net sales was due to a 24.8 percent decrease in the number of boats sold, partially offset by a 6.8 percent increase in the average selling price per boat.  The increase in average selling price per boat was due to the continued success of our new Sunesta Wide Techs and Xtremes, in which unit volume increased significantly compared to last year at much higher average selling prices than the previous Sunesta models.  Gross profit for the quarter was $11,027,000, or 19.8 percent of net sales, compared to $14,934,000, or 22.0 percent of net sales, in the prior year. Gross profit as a percentage of net sales declined compared to the prior year due to cost inefficiencies resulting from lower production volumes and the impact of our retail incentive program.

Operating income for the quarter was $4,407,000, a 37.2 percent decrease compared to the second quarter last year due to lower gross profit, partially offset by lower selling, general and administrative expenses.  Selling, general and administrative expenses in the second quarter of 2008 decreased by 16.4 percent compared to the prior year due to the variable nature of many of these expenses, including incentive compensation, which declined as a percentage of net sales because this cost varies with sales and profitability.  Operating income was 7.9 percent of net sales for the quarter compared to 10.3 percent of net sales in the prior year.

Net income for the quarter ended June 30, 2008 was $3,896,000, a 26.1 percent decrease compared to $5,275,000 in the prior year.  Net income decreased due to lower income before income taxes, partially offset by a lower effective tax rate.  The effective tax rate decreased because tax-exempt interest income was a higher percentage of total income before income taxes than last year, and because of tax credits.  Diluted earnings per share for the quarter were $0.11, a 21.4 percent decrease compared to $0.14 diluted earnings per share in the prior year.

Net sales for the six months ended June 30, 2008 were $121,276,000, an 8.7 percent decrease compared to the first six months of 2007.  Net income for the six-month period decreased 12.7 percent to $8,028,000 or $0.22 diluted earnings per share compared to $9,192,000 or $0.24 diluted earnings per share in the prior year.  Average shares outstanding for the period decreased due to open market repurchases made under Marine Products’ open market repurchase authorization.

2nd Quarter 2008 Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, "Our financial results for the second quarter of 2008 reflect the recent acceleration of the decline in the recreational boating market which we have experienced for almost three years.  During the spring selling season, the price of fuel increased dramatically, which we believe caused many consumers to forego the purchase of a new boat.  Also, the declines in the residential housing market have continued, and are acute in important recreational boating markets.  These factors, along with slower economic growth, have made the 2008 retail selling season very weak.  Our order backlog is lower than at this time last year, and our dealer inventories are higher.  Due to our lack of confidence in a rebound in demand in the beginning of this model year, continued high fuel prices, and other factors such as the general economy and prolonged drought in several of our important markets, we have made further cuts in unit production and direct costs as we begin 2009 model year production.

Hubbell continued, “Although we are in the most protracted downturn in our company’s history as a public company, we continue to be pleased with the market’s reception to our new products, and we believe that our financial strength and management expertise have positioned us to perform relatively better than our peers.  Although we are cutting costs to manage our profitability at current production levels, we continue to develop new products and increase brand awareness among our consumers which will benefit our company in the long run.  We find evidence of this in the available retail unit sales data through May, which indicate that Chaparral’s market share has improved slightly, and that our unit sales have declined less than the general market for our category of recreational boat.

Hubbell concluded, “As we announced in May, our Chaparral 284 Sunesta won the Powerboat Magazine Boat of the Year Award for Product Excellence, the tenth such award that Chaparral has won.  Also, the National Marine Manufacturers Association announced earlier this month that Chaparral and Robalo are recipients of the Association’s Customer Service Index awards, which we earned for our company’s high quality and customer satisfaction over the past year.  We appreciate both of these recent product awards and believe that they, along with the market share data for the year validate our management strength and long term approach to our business.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

2nd Quarter 2008 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our lack of confidence in a rebound in demand in the upcoming model year; our belief that our financial strength and management expertise have positioned us to perform relatively better than our peers; our belief that continued development of new products and an increase in brand awareness among our customers will benefit the Company in the long run; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2007.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
V.P. Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

2nd Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter				Six Months
	2008	2007	% BETTER (WORSE)		2008	2007	% BETTER (WORSE)
Net Sales	$55,734	$67,869	(17.9	) %	$121,276	$132,845	(8.7	) %
Cost of Goods Sold	44,707	52,935	15.5		96,785	103,947	6.9
Gross Profit	11,027	14,934	(26.2)		24,491	28,898	(15.3)
Selling, General and Administrative Expenses	6,620	7,920	16.4		14,879	16,363	9.1
Operating Income	4,407	7,014	(37.2)		9,612	12,535	(23.3)
Interest Income	629	637	(1.3)		1,192	1,363	(12.5)
Income Before Income Taxes	5,036	7,651	(34.2)		10,804	13,898	(22.3)
Income Tax Provision	1,140	2,376	52.0		2,776	4,706	41.0
NET INCOME	$3,896	$5,275	(26.1	) %	$8,028	$9,192	(12.7	) %

EARNINGS PER SHARE
Basic	$0.11	$0.14	(21.4	) %	$0.22	$0.25	(12.0	) %
Diluted	$0.11	$0.14	(21.4	) %	$0.22	$0.24	(8.3	) %

AVERAGE SHARES OUTSTANDING
Basic	35,813	37,324			35,748	37,412
Diluted	36,464	38,448			36,460	38,622

2nd Quarter 2008 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$8,975	$15,925
Marketable securities	13,791	4,525
Accounts receivable, net	3,209	5,320
Inventories	26,443	34,080
Income taxes receivable	1,178	258
Deferred income taxes	1,691	2,999
Prepaid expenses and other current assets	2,060	1,955
Total current assets	57,347	65,062
Property, plant and equipment, net	15,307	16,385
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	37,904	37,324
Deferred income taxes	2,615	1,185
Other assets	6,739	5,785
Total assets	$123,685	$129,514

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,931	$7,706
Accrued expenses and other liabilities	15,112	14,027
Total current liabilities	21,043	21,733
Pension liabilities	5,597	5,255
Other long-term liabilities	495	733
Total liabilities	27,135	27,721
Common stock	3,643	3,767
Capital in excess of par value	-	9,233
Retained earnings	92,989	89,515
Accumulated other comprehensive loss	(82)	(722)
Total stockholders' equity	96,550	101,793
Total liabilities and stockholders' equity	$123,685	$129,514